Filed Pursuant to Rule 433
Registration Statement No. 333-207923
February 26, 2018

PRICING TERM SHEET

Issuer:	Phillips 66
Guarantor:	Phillips 66 Company
Ratings*:	A3 (Moody’s); BBB+ (S&P)
Issue of Securities:	Floating Rate Senior Notes due 2021
Principal Amount:	$500,000,000
Interest Rate Basis and Base Rate Spread:	Three-month LIBOR plus 60 bps, reset quarterly
Initial Interest Rate and Determination Date:	Three month LIBOR determined as of February 27, 2018, plus 60 bps.
Interest Payment and Reset Dates:	Quarterly in arrears on February 26, May 26, August 26 and November 26 of each year, beginning on May 29, 2018 (the next succeeding business day after May 26, 2018)
Interest Determination Dates:	Second LIBOR business day immediately preceding the applicable interest reset date
Maturity Date:	February 26, 2021
Initial Price to Public:	100% of principal amount, plus accrued interest, if any, from March 1, 2018
Optional Redemption:	Prior to March 1, 2019, Phillips 66 may not redeem the notes. Beginning on March 1, 2019, Phillips 66 may redeem the notes at any time upon 15 days’ notice in principal amounts of $2,000 or any integral multiple of $1,000 above that amount at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued but unpaid interest thereon to, but not including, the redemption date.
Settlement Date:	March 1, 2018
Day Count Convention:	Actual / 360
CUSIP/ISIN:	718546 AS3 / US718546AS30
Denomination:	$2,000 and increments of $1,000 in excess thereof
Joint Book-Running Managers:	Deutsche Bank Securities Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC Scotia Capital (USA) Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
MUFG Securities Americas Inc.
TD Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Co-Managers:	UniCredit Capital Markets LLC
Commerz Markets LLC
HSBC Securities (USA) Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
SunTrust Robinson Humphrey, Inc.
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefor on or about March 1, 2018, which will be the third business day (T+3) following the date hereof. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

Issuer:	Phillips 66
Guarantor:	Phillips 66 Company
Ratings*:	A3 (Moody’s); BBB+ (S&P)
Issue of Securities:	3.90% Senior Notes due 2028
Principal Amount:	$800,000,000
Coupon:	3.900%
Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on September 15, 2018
Maturity Date:	March 15, 2028
Treasury Benchmark:	2.750% due February 15, 2028
U.S. Treasury Yield:	2.862%
Spread to Treasury:	105 bps
Re-offer Yield:	3.912%
Initial Price to Public:	99.900% of principal amount, plus accrued interest, if any, from March 1, 2018
Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to, but not including, the redemption date. On or after December 15, 2027 (the date that is three months prior to the maturity date of the notes), at an amount equal to the principal amount of the notes redeemed, plus accrued but unpaid interest thereon to, but not including, the redemption date.
Make-Whole Premium:	20 bps
Settlement Date:	March 1, 2018
CUSIP/ISIN:	718546 AR5 / US718546AR56
Denomination:	$2,000 and increments of $1,000 in excess thereof
Joint Book-Running Managers:	Deutsche Bank Securities Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC Scotia Capital (USA) Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
MUFG Securities Americas Inc.
TD Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Co-Managers:	UniCredit Capital Markets LLC
Commerz Markets LLC
HSBC Securities (USA) Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
SunTrust Robinson Humphrey, Inc.
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefor on or about March 1, 2018, which will be the third business day (T+3) following the date hereof. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

Issuer:	Phillips 66
Guarantor:	Phillips 66 Company
Ratings*:	A3 (Moody’s); BBB+ (S&P)
Issue of Securities:	Additional 4.875% Senior Notes due 2044
Principal Amount:	$200,000,000. The notes offered hereby will be part of the same series of notes as the $1,500,000,000 aggregate principal amount of 4.875% Senior Notes due 2044 issued and sold by Phillips 66 on November 17, 2014. Upon settlement, the notes will be treated as a single series with these existing notes, and the aggregate principal amount of the existing notes and notes offered hereby will be $1,700,000,000.
Coupon:	4.875%
Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on May 15, 2018
Maturity Date:	November 15, 2044
Treasury Benchmark:	2.750% due November 15, 2047
U.S. Treasury Yield:	3.166%
Spread to Treasury:	140 bps
Re-offer Yield:	4.566%
Initial Price to Public:	104.688% of principal amount, plus accrued interest of $2,870,833.33 for the period from and including November 15, 2017 to, but excluding March 1, 2018.
Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to, but not including, the redemption date. On or after May 15, 2044 (the date that is six months prior to the maturity date of the notes), at an amount equal to the principal amount of the notes redeemed, plus accrued but unpaid interest thereon to, but not including, the redemption date.
Make-Whole Premium:	30 bps
Settlement Date:	March 1, 2018
CUSIP/ISIN:	718546 AL8 / US718546AL86
Denomination:	$2,000 and increments of $1,000 in excess thereof
Joint Book-Running Managers:	Deutsche Bank Securities Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC Scotia Capital (USA) Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
MUFG Securities Americas Inc.
TD Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Co-Managers:	UniCredit Capital Markets LLC
Commerz Markets LLC
HSBC Securities (USA) Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
SunTrust Robinson Humphrey, Inc.
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment therefor on or about March 1, 2018, which will be the third business day (T+3) following the date hereof. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.